Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Value Equity Trust on Form N-1A ("Registration Statement") of our report dated April 9, 2007 relating to the financial statements and financial highlights which appears in the February 28, 2007 Annual Report to Shareholders of the DWS Enhanced S&P 500 Index Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 28, 2007